EXHIBIT 10.19

                              THINK NEW IDEAS, INC

                         45 WEST 36TH STREET, 12TH FLOOR

                               NEW YORK, NY 10018

                                    May 24, 1999

Mr. Ron Bloom
250 Mercer Street D-203
New York, New York 10012

Re:     Employment Agreement of June 30, 1996 (the "Employment Agreement")

Dear Ron,

        As you are aware, last fall, the Compensation Committee of the Board of Directors of THINK New Ideas, Inc. (the "Company") commenced review of the compensation packages of the Company's executive officers in an effort to establish a compensation structure going forward that would be mutually acceptable to the Company and its executive officers. Although the process is not yet complete, the Compensation Committee is mindful that your Employment Agreement with the Company expires at the end of this month. Accordingly, and with the understanding that expectations of the Compensation Committee are that your final package will include options, bonuses or other incentives consistent with other executives with similar duties and responsibilities, the Compensation Committee has agreed, subject to your acceptance and agreement, to extend the period of employment of your Employment Agreement for a period of one year commencing July 1, 1999 (the "Extension Period"), at an increased annual salary of $350,000 ($29,166.67 per month). In the event that your employment is terminated by the Company prior to expiration of the one year period for any reason other than for cause (as defined in the Employment Agreement) you will be entitled to receive your monthly compensation for a period of one year following termination. In the event of any termination of your employment with the Company: (i) the non-solicitation provisions shall remain in effect for one year following termination, and (ii) the non-competition provisions shall remain in effect for twelve months following such termination, provided however that the non-solicitation provisions shall not be construed in any way to prohibit your from offering employment to or otherwise employing your personal assistant at any time following termination. The Employment Agreement will remain in effect for the Extension Period unmodified except as specifically set forth herein.

        Please know that your service and contribution to the Company is sincerely appreciated and that the Compensation Committee intends to continue to work with you to complete a new agreement.

                                    Very truly yours,

                                    /s/ Kenneth Orton
                                    -----------------------------
                                    Kenneth Orton on behalf
                                    Of the Compensation Committee

AGREED TO AND ACCEPTED

/s/ Ronald Bloom
----------------
Ronald Bloom